Quintana Maritime Limited Takes Delivery of its Fourteenth Vessel from Metrobulk
ATHENS, GREECE — January 29, 2007 — Quintana Maritime Limited (NASDAQ: QMAR) announced today that on January 24th 2007, it took delivery of Iron Knight, the last Panamax bulk carrier that the company agreed to acquire from Metrobulk. Iron Knight was built in June 2004 at Tsuneishi, a Japanese shipyard and has a carrying capacity of 76,429 deadweight tons (dwt).
Because Iron Knight was delivered later than the contracted delivery date, an affiliate of Metrobulk paid approximately $1.7 million to Quintana under the terms of the memorandum of agreement. This payment effectively reduces the purchase price of the vessel. To date, Quintana has received approximately $3.1 million in late delivery payments from Metrobulk, reducing the aggregate purchase price of the fleet to approximately $731.9 million.
As previously announced, Iron Knight, together with eight other vessels, is employed at an average daily rate of approximately $23,000 per day for 2007 under a master time charter with Bunge S.A. (NYSE:BG). Quintana Maritime has fixed the rates for all seventeen vessels it has acquired or has agreed to acquire from Metrobulk. The master charter agreement with Bunge S.A calls for annual renewals in early November every year between floor and ceiling rates, and lasts through the end of 2010. As a result of these fixtures, Quintana has secured almost 93% of its expected net operating days for 2007 under charters with fixed rates. Quintana believes it currently enjoys the highest time charter coverage amongst its public peers.
Stamatis Molaris, President and Chief Executive Officer of Quintana Maritime, commented, “We are pleased to take delivery within schedule of Iron Knight, the fourteenth out of the seventeen vessels we have agreed to acquire from Metrobulk. This delivery is the first one in 2007, positioning Quintana as one of the fastest-growing dry bulk Companies in the industry. We are looking forward to taking delivery of the remaining three Kamsarmax vessels from Metrobulk along with the two recently announced Capesize vessel acquisitions, over the next four months of 2007.”
Fleet Table as of January 29, 2007

CURRENT			Year	Age	TC Expiration Date
FLEET	Type	DWT	Built	(in yrs)	(minimum period)
Iron Knight(A)	Panamax	76,429	2004	2.6	December 2010
Coal Hunter(A)	Kamsarmax	82,300	2006	0.1	December 2010
Pascha(A)	Kamsarmax	82,300	2006	0.1	December 2010
Coal Gypsy(A)	Kamsarmax	82,300	2006	0.2	December 2010
Iron Anne(A)	Kamsarmax	82,000	2006	0.3	December 2010
Iron Vassilis(A)	Kamsarmax	82,000	2006	0.5	December 2010
Iron Bill (A)	Kamsarmax	82,000	2006	0.7	December 2010
Santa Barbara(A)	Kamsarmax	82,266	2006	0.8	December 2010
Ore Hansa(A)	Kamsarmax	82,229	2006	0.9	December 2010
Iron Kalypso(A)	Kamsarmax	82,204	2006	1.0	December 2010
Iron Fuzeyya(A)	Kamsarmax	82,229	2006	1.0	December 2010
Iron Bradyn(A)	Kamsarmax	82,769	2005	2.0	December 2010
Grain Harvester(A)	Panamax	76,417	2004	2.4	September 2009
Grain Express(A)	Panamax	76,466	2004	2.8	December 2010
Kirmar( B) (E)	Capesize	165,500	2001	5.3	February 2007
Iron Beauty( B)	Capesize	165,500	2001	5.5	April 2010
Coal Pride(F)	Panamax	72,600	1999	7.2	February 2007
Iron Man (C)	Panamax	72,861	1997	9.6	March 2010
Coal Age (C)	Panamax	72,861	1997	9.6	June 2007
Fearless 1(C)	Panamax	73,427	1997	9.8	March 2008
Barbara (D)	Panamax	73,390	1997	10.0	June 2007
Linda Leah (D)	Panamax	73,390	1997	10.0	June 2008
King Coal	Panamax	72,873	1997	10.1	March 2008
Coal Glory (C)	Panamax	73,670	1995	11.9	June 2008
Total Current Fleet	24 Vessels	2,049,981		4.3 years avg (F)

FLEET TO BE			Year	Age (in
DELIVERED	Type	DWT	Built	years)	Delivery Range
Iron Lindrew	Kamsarmax	82,300	*		Jan-Feb 07
Iron Brooke	Kamsarmax	82,300	*		Mar 07
Iron Miner	Capesize	177,000	*		Mar 07
Lowlands Beilun	Capesize	171,000	1999	7.7	Mar 07
Iron Manolis	Kamsarmax	82,300	*		May 07
Total Fleet to be Delivered	5 Vessels	594,900
TOTAL FLEET	29 Vessels	2,644,881
* Under Construction
(A), (B), (C), and (D) indicate sister ships. As of January 29, 2007 Quintana had four sets of sister ships, including the vessels recently acquired from Metrobulk. All seventeen ships that are part of the Metrobulk acquisition are sister ships. Sister ships indicate vessels of the same class made in the same shipyard. The sister-ship concept further enhances our operational flexibility and efficiency.
(E) Kirmar’s charter may be extended by up to six months, until September 2007, at the current rate of $26,500 per day at the charterer’s option.
(F) Coal Pride has been entered into a time charter agreement commencing at the end of February 2007 for a period of 23-26 months at a gross daily rate of $26,500.
(G) On a dwt weighted average
ABOUT QUINTANA MARITIME LIMITED
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. As of today, the company owns and operates a fleet of 24 vessels, including 11 Kamsarmax bulkers, 11 Panamax size vessels and 2 Capesize vessels with a total carrying capacity of 2,049,981 dwt and an average age of 4.3 years on a dwt weighted average. It has also entered into agreements to acquire 3 additional Kamsarmax bulkers with expected delivery between January and May 2007 and with an aggregate capacity of 246,900 dwt. In addition, Quintana has recently entered into agreements to acquire 2 Capesize vessel of an aggregate 348,000 dwt with expected delivery between March and April 2007. Once all acquisitions are completed Quintana will have a fleet of 29 dry bulk vessels, including 4 Capesize vessels, 11 Panamax vessels and 14 Kamsarmax vessels with a total capacity of 2,644,881 dwt and an average age of 3.8 years on a dwt weighted average.
Forward Looking Statements
This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company.

Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.
For Immediate Release

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell	Paul Lampoutis
Chief Financial Officer	Capital Link, Inc, New York
Tel. 713-751-7525	Tel. 212.661.7566
E-mail: pcornell@quintanamaritime.com	E-mail: plampoutis@capitallink.com